UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                                    SEC FILE NUMBER:  333-123176
                                                    CUSIP NUMBER:



(Check One):   [X]  Form 10-K    |_|  Form 20-F    |_|  Form 11-K
               |_|  Form 10-Q    |_|  Form N-SAR   |_|  Form N-CSR



                  For Period Ended:  December 31, 2007

                  |_|     Transition Report on Form 10-K
                  |_|     Transition Report on Form 20-F
                  |_|     Transition Report on Form 11-K
                  |_|     Transition Report on Form 10-Q
                  |_|     Transition Report on Form N-SAR

         For the Transition Period Ended: ______________________________



If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the Notification relates:
________________________________________________________________________________

PART I - REGISTRANT INFORMATION

CROSS ATLANTIC COMMODITIES, INC.
________________________________________________________________________________
Full Name of Registrant

________________________________________________________________________________
Former Name if Applicable

4581 WESTON ROAD, SUITE 273
________________________________________________________________________________
Address of Principal Executive Office (Street and Number)

WESTON, FLORIDA 33331
________________________________________________________________________________
City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     |_| (a) The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense.

     |X|  (b)  The subject annual report,  semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or subject distribution report on Form 10-D, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

     |_|  (c)  The  accountant's  statement  or other  exhibit  required by Rule
               12b-25 has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The Registrant is unable to file its Annual Report on Form 10-KSB for the period ended December 31, 2007 within the prescribed time period without unreasonable effort and expense due to the unavailability of certain information that may materially affect the disclosure to be contained in the Report.


PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

         Jorge Bravo                    954               678-0698
         ___________                ___________      __________________
         (Name)                     (Area Code)      (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the Registrant was required to file such report(s) been filed? If answer is no, identify reports.
         |X|  Yes      | | No
         _______________________________________________________________________
     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof:
         | |  Yes      |X| No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                        CROSS ATLANTIC COMMODITIES, INC.
                  (Name of Registrant as Specified in Charter)

         has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.



Date:  March 28, 2008                 By:  /s/ Jorge Bravo
                                           _______________________
                                           Jorge Bravo
                                           President and Chief Executive Officer